EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 26, 2013, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Ferrellgas Partners, L.P. on Form 10-K for the year ended July 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ferrellgas Partners, L.P. on Forms S-3 (Amendment No. 1 to File No. 333-130193 and File No. 333-134867, Amendment No. 2 to File No. 333-180684, and File No. 333-121350 and File No. 333-115765), on Form S-4 (File No. 333-132340) and on Forms S-8 (Post-Effective Amendment No. 1 to File No. 333-84344 and File No. 333-87633).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

September 26, 2013